EXHIBIT 10.53

Deed of Settlement

THIS DEED is made the 28th day of October 2013

BETWEEN:

(1)	China motion telecom international LIMITED, a company incorporated in Bermuda with limited liability, the head office and principal place of business of which in Hong Kong is at Rooms 3505-3506, 35th Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Central, Hong Kong (“Listco”);

(2)	china motion holdings limited, a company incorporated in the British Virgin Islands with limited liability, the registered office of which is at P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands (“Holdings”);

(3)	chinamotion infoservices limited, a company incorporated in the British Virgin Islands with limited liability, the registered office of which is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“CMInfo”);

(4)	velatel global communications, inc., a company incorporated in the United States, the registered office of which is at 5950 La Place Court, Suite 160, Carlsbad, CA, 92008, USA (“VelaTel”); and

(5)	gulfstream capital partners ltd., a company incorporated in Seychelles with limited liability, the registered office of which is at 1st Floor, #5 DEKK House, De Zippora Street, P.O. Box 456, Povidence Industrial Estate, Mahe, Republic of Seychelles (“Buyer”).

WHEREAS:

(A)	China Motion Telecom (HK) Limited (“CMTHK”) is a company incorporated in Hong Kong with limited liability. As at the date hereof, CMTHK has an authorised share capital of HK$390,000,000.00 divided into 390,000,000 ordinary shares of HK$1.00 each (each a “CMTHK Share”), of which 378,467,031 CMTHK Shares have been issued and are fully paid up or credited as fully paid. CMTHK became a wholly-owned subsidiary of Buyer as from 1 March 2013.

(B)	CMInfo is a 95% subsidiary of Holdings.

(C)	Holdings is a wholly-owned subsidiary of Listco, the issued shares of which are listed on the Main Board of the Stock Exchange.

(D)	Buyer is a wholly-owned subsidiary of VelaTel.

(E)	On 27 November 2012, Listco, Holdings and CMInfo on the one part, and Buyer on the other part, entered into the SPA for the purchase of 100% of the stock of CMTHK (the “Sale Shares”). On the same day, the Corporate Guaranty was executed by VelaTel in favour of Holdings and CMInfo (collectively, the “Sellers”) guaranteeing each and every obligation of the Buyer under the SPA. The SPA and the Corporate Guaranty were subsequently varied and amended by the First Amendment and the Second Amendment.

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(F)	The First Amendment dated 4 February 2013 was entered into among, inter alios, (a) Listco; (b) the Sellers; (c) the Buyer; and (d) VelaTel to the effect that the Outside Closing Date (as defined in the SPA) was extended to 28 February 2013 at the request of Buyer and VelaTel for additional time for them to raise sufficient fund to close the transaction of the sale and purchase of the Sale Shares. In consideration of the aforesaid extension, it was agreed by the parties to the First Amendment that the purchase price for the Sale Shares was increased from HK$45,000,000 to HK$45,405,000 and a further deposit of the sum of HK$1,170,000 in escrow was payable by the Buyer to the Sellers.

(G)	The Buyer and VelaTel failed to timely make payment to close the transaction under the First Amendment. Upon the request of the Buyer and VelaTel, the parties entered into a Second Amendment.

(H)	The Second Amendment dated 3 March 2013 which took effect on 1 March 2013 was entered into among, inter alios, (a) Listco; (b) the Sellers; (c) the Buyer; and (d) VelaTel. It was agreed by the parties to the Second Amendment that the total purchase price for the Sale Shares was further increased to HK$49,500,000 which comprised of (a) HK$4,646,862.55 held in escrow by the agreed escrow agent; (b) HK$7,362,500 paid as further down payment at closing of the SPA (as amended by the First Amendment and the Second Amendment); and (c) HK$37,490,637.45 being a part of a promissory note in the amount of HK$38,990,637.45 issued by VelaTel.

(I)	Pursuant to the Second Amendment, a promissory note dated 1 March 2013 (the “Promissory Note”) for a total sum of HK$38,990,637.45 was issued by VelaTel in favour of the Sellers by which VelaTel promised to pay to the order of the Sellers the principal sum of HK$37,490,637.45 being partial consideration of the Sale Shares, plus interest accrued thereon in an aggregate sum of HK$1,500,000, of which HK$4,650,000 to be paid on or before 31 May 2013 and the balance of HK$34,340,637.45 on or before 31 August 2013 on the terms contained in the Promissory Note.

(J)	In further pursuance of the Second Amendment, a Stock Pledge Deed and Stock Escrow Agreement dated 3 March 2013 (which took effect as from 1 March 2013) (the “Stock Pledge Agreement”) was executed between the Sellers and the Buyer whereby, among other things, the Buyer has pledged an aggregate of 378,467,031 ordinary shares of HK$1.00 each in the issued capital of CMTHK to the Sellers as security for the due and punctual payment of the Promissory Note and all obligations of the Buyer under the Stock Pledge Agreement. The Stock Pledge Agreement was agreed by the parties to take effect as from 1 March 2013.

(K)	Upon the non-payment of the HK$4,650,000 on or before 31 May 2013, the Sellers issued a default notice to the Buyer and VelaTel on 1 June 2013, and the Sellers eventually received the said sum of HK$4,650,000 before 28 June 2013.

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(L)	Both the Buyer and VelaTel have failed to pay to the Sellers the balance of HK$34,340,637.45 (the “Outstanding Amount”) or any part thereof on or before 31 August 2013 or at all, which the Sellers assert is in breach of the SPA (as varied and amended by the First Amendment and the Second Amendment), the Corporate Guaranty and the Stock Pledge Agreement or in accordance with the terms of the Promissory Note (the “Default”).

(M)	On 5 September 2013, Statutory Demands in respect of the Outstanding Amount due by VelaTel to the Sellers (the “Statutory Demands”) were duly served on VelaTel and its President, Mr. Colin Tay.

(N)	On the same day, the Sellers delivered to the Buyer and VelaTel the Default Notice (as defined in the Stock Pledge Agreement) in respect of the Default.

(O)	Up to the date of this Deed, both the Buyer and VelaTel still fail to pay to the Sellers the Outstanding Amount or any part thereof or at all.

(P)	On 20 July 2013, VelaTel and the Buyer as claimants instituted arbitration proceedings in the Hong Kong International Arbitration Centre (“HKIAC”) intituled HKIAC/PA 13105 (the “Arbitration Proceedings”) against Listco and the Sellers in relation to alleged breaches by Listco and the Sellers of the SPA (as varied and amended by the First Amendment and the Second Amendment) and claimed in its Notice of Arbitration for, inter alia, specific performance of the SPA (as varied and amended by the First Amendment and the Second Amendment) and loss and damages allegedly suffered by VelaTel and the Buyer.

(Q)	On 26 August 2013, Listco and the Sellers have submitted their Response to the Notice of Arbitration denying any alleged breaches on their part of the SPA (as varied and amended by the First Amendment and the Second Amendment) and any relief claimed by VelaTel and/or the Buyer.

(R)	In consideration of the mutual undertakings, covenants and agreements hereinafter set out and without prejudice to the rights and remedies available to the Sellers under the SPA (as varied and amended by the First Amendment and Second Amendment to the SPA), the Corporate Guaranty, the Stock Pledge Agreement and the Promissory Note, Listco, the Sellers, the Buyer and VelaTel have entered into this Deed to resolve the aforesaid matters and disputes subject to and upon the terms and conditions herein contained.

IT IS HEREBY AGREED:

1.	INTERPRETATION

1.1	In this Deed (including the Recitals and Schedules), unless the context otherwise requires or permits, the following words and expressions shall have the meanings ascribed to each of them respectively below:

“associates”	has the meaning ascribed to this term under the Listing Rules

“Business Day”	a day (other than a Saturday, Sunday or public holiday) on which licensed banks are open for business in Hong Kong throughout their normal business hours

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“Buyer Parties”	together the Buyer and VelaTel

“Corporate Guaranty”	the corporate guaranty dated 27 November 2012 and executed by VelaTel in favour of Holdings and CMInfo, a copy of which is exhibited hereto as Exhibit “B” and for the purpose of this Deed, if the context requires, shall mean the Corporate Guaranty as varied and amended by the First Amendment and the Second Amendment

“First Amendment”	the first amendment to the stock purchase agreement, escrow agreement and corporate guaranty dated 4 February 2013 among (a) Listco; (b) the Sellers; (c) the Buyer; and (d) VelaTel in relation to, among others, the variation and amendments to certain terms of the SPA and the Corporate Guaranty and a copy of which is exhibited hereto as Exhibit “C”

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange

“Listco Group”	together Listco, Holdings, CMInfo and their respective subsidiaries and “member of the Listco Group” shall be interpreted accordingly

“Parties”	the parties to this Deed; and a “Party” means any one of the Parties

“Second Amendment”	the second amendment to the stock purchase agreement and corporate guaranty dated 3 March 2013 (which took effect on 1 March 2013) among (a) Listco; (b) the Sellers; (c) the Buyer; and (d) VelaTel in relation to, among others, the variation and amendments to certain terms of the SPA and the Corporate Guaranty and a copy of which is exhibited hereto as Exhibit “D”

“SPA”	the agreement dated 27 November 2012 among (a) Listco, (b) Holdings; (c) CMInfo; and (d) the Buyer in relation to the purchase of 100% of the stock of CMTHK, a copy of which is exhibited hereto as Exhibit “A” and for the purpose of this Deed, if the context requires, shall mean the SPA as varied and amended by the First Amendment and the Second Amendment

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“this Deed”	this settlement deed, as amended from time to time

“Transaction Documents”	the SPA, the Corporate Guaranty, the First Amendment, the Second Amendment, the Stock Pledge Agreement, the Promissory Note and any ancillary documents in relation to the aforesaid documents

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“Warranties”	the representations, warranties and undertakings set out herein and all other representations, undertakings and warranties provided by the Buyer or VelaTel under this Deed

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“US$”	United States dollars, the lawful currency of the United States of America

1.2	The headings of this Deed are inserted for convenience only and shall be ignored in construing this Deed. Unless the context otherwise requires, references in this Deed to the singular shall be deemed to include references to the plural and vice versa; references to one gender shall include all genders and references to any person shall include an individual, firm, body corporate or unincorporate.

1.3	References to any statute or statutory provision shall include any statute or statutory provision which amends or replaces or has amended or replaced it and shall include any subordinate legislation made under the relevant statute.

1.4	References in this Deed to clauses and schedules are references to clauses of and schedules to, this Deed and references to sub-clauses and paragraphs are unless otherwise stated, references to sub-clauses and paragraphs of the clause, sub-clause or, as appropriate, the schedule in which the reference appears.

1.5	In this Agreement, any reference to a document in the “approved form” is to a form of the relevant document which is in form and substance satisfactory to Listco.

2.	ACKNOWLEDGMENT

2.1	Each of Parties to this Deed hereby acknowledges and confirms that the matters set out in the Recitals above are true and correct.

3.	Terms of Settlement

3.1	The Buyer Parties hereby confirm and acknowledge that as at date of this Deed, both the Buyer and VelaTel have failed to pay to the Sellers the Outstanding Amount or any part thereof or at all.

3.2	In consideration of the Sellers’ forbearance to sue and to initiate legal proceedings against the Buyer and/or VelaTel for the Default and to recover the Outstanding Amount with interest accrued thereon and/or claims for damages for breach of the terms of the Transaction Documents, the Buyer agrees to pay to the Sellers a sum of HK$34,340,637.25 by way of one or more banker’s drafts and/or wire transfers issued by a licensed bank(s) in Hong Kong in favour of the Sellers (the “Settlement Sum”) forthwith upon the signing of this Deed to the following account:

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Bank	Account holder	Account number	Currency
The Hong Kong and Shanghai Banking Corporation Limited	China Motion Holdings Limited	026-272005-001	HKD

3.3	All payments made or to be made by the Buyer Parties under this Deed shall be made in cleared funds, without any deduction and free and clear of and without deduction for or on account of any taxes, levies, imports, duties, charges, fees and withholdings of any nature now or hereafter imposed by any governmental or other authority.

3.4	Upon the execution of this Deed, the Listco Group (including their shareholders, employees, directors (including the director(s) of CMTHK nominated by the Listco Group) and advisors) shall be released and discharged absolutely without any recourse by VelaTel and the Buyer from, and VelaTel and the Buyer shall waive and forgo, any or all past, present or future, actual or contingent, liabilities, obligations, claims, demands, actions, suits, proceedings, costs, expenses, or fees of whatsoever nature or howsoever arising out of or related to any or all claims that the Buyer and VelaTel and/or their respective associates have or may have against the Listco Group (including their shareholders, employees, directors and advisors) under or otherwise in relation to or in connection with any of the Transaction Documents and/or any transactions contemplated thereunder, including but not limited the Arbitration Proceedings.

3.5	The Buyer and VelaTel shall within 7 days from the date of the execution of this Deed discontinue the Arbitration Proceedings with no order as to costs, and shall pay any administrative or other fees imposed by HKIAC in connection with the Arbitration Proceedings on any of the parties to the Arbitration Proceedings and provide such written evidence to Listco and the Sellers in relation to the discontinuance to the satisfaction of Listco and the Sellers.

3.6	The Sellers shall within 7 days from the date of the execution of this Deed authorise its director representative of CMTHK to sign on the written resolutions of the Board of Directors of CMTHK in substantially the form as Annexure 1 hereto to change the bank mandates.

3.7	The Buyer Parties shall deliver to Listco and the Sellers:

(a)	written evidence to the satisfaction of Listco and the Sellers that the Settlement Sum has been duly paid upon execution of this Deed; and

(b)	written evidence to the satisfaction of Listco and the Sellers that the Arbitration Proceedings has been discontinued within 7 days from the date of execution of this Deed.

3.8	Mutual execution of this Deed shall constitute confirmation by each of the Buyer Parties that there is no breach of the terms of any of the Transaction Documents (including but not limited to any warranties and representations) on the part of the Listco Group and the Buyer Parties will not make any claim or otherwise allow any third party to make any claim against any member of the Listco Group (including their shareholders, employees, directors and advisors) in respect of any matters or issues arising out of or in connection with or incidental to any of the Transaction Documents and/or any disputes, claims, actions, proceedings or suits of any nature whatsoever or howsoever arising (whether under common law, equity or statute or otherwise and whether in Hong Kong or elsewhere), whether past, present or future, actual or contingent.

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3.9	Mutual execution of this Deed, subject to the delivery of the documents by the Buyer Parties in accordance with Clause 3.7 above, shall constitute confirmation from the Sellers that:

(a)	the Statutory Demands and the Default Notice are withdrawn; and

(b)	the collateral security under the Stock Pledge Agreement is released.

3.10	Notwithstanding any provisions contained in any of the Transaction Documents, each of the Buyer Parties hereby confirms and declares that any and all representations, warranties and/or undertakings of any of the Listco and/or the Sellers under any of the Transaction Documents are deemed to have duly expired on 31 August 2013. Each of the Buyer Parties hereby further confirms and declares that there has been no breach of any of the terms and conditions of any of the Transaction Documents (including but not limited to any warranties and representations) on the part of the Listco Group and each of the Buyer Parties shall not make any claim or otherwise allow any third party to make any claim against any member of the Listco Group (including their shareholders, employees, directors and advisors) in respect of any matters or issues arising out of or in connection with or incidental to any of the Transaction Documents and/or any disputes, claims, actions, proceedings or suits of any nature whatsoever or howsoever arising (whether under common law, equity or statute or otherwise and whether in Hong Kong or elsewhere), whether past, present or future, actual or contingent. For the avoidance of doubt, neither the Listco nor the Sellers shall be deemed to have given any representations and/or warranties regarding CMTHK under this Deed and none of the clauses of this Deed shall be deemed as any representations and/or warranties made by any of the Listco Group in respect of any matters in relation to or otherwise in connection with CMTHK.

4.	Full and final settlement

The terms set out herein are full and final settlement of all the Parties’ actual or contingent claims, whether past, present and /or future, against each other in connection with or incidental to any of the Transaction Documents and/or any disputes, claims, actions, proceedings or suits of any nature whatsoever or howsoever arising (whether under common law, equity or statute or otherwise and whether in Hong Kong or elsewhere) in relation thereto and none of the parties shall be entitled to make any claim or bring any legal proceedings against each other in relation thereto in the future.

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5.	EVENTS OF DEFAULT

5.1	Without prejudice to the terms set out in this Deed, there shall be an event of default (an “Event of Default”) if any one of the following events shall have occurred or is continuing:

(a)	the Buyer Parties fail to duly perform or observe any of its obligations under this Deed;

(b)	any of the representations or Warranties by any of the Buyer Parties contained in this Deed or made pursuant hereto or thereto proves to have been untrue or incorrect when made or deemed to have been made;

(c)	the Buyer Parties fail to pay in accordance with the terms of this Deed any sums hereunder when they fall due;

(d)	any decree or order is made by any competent court adjudging any of the Buyer Parties insolvent or bankrupt under the insolvency or bankruptcy laws of any jurisdiction to which it may be subject or any order or application is made for the appointment of any liquidator, receiver, trustee, curator or sequestrator or other similar official of any of the Buyer Parties in respect of all or a substantial part of its assets;

(e)	prior to or within 90 days following payment of the Settlement Sum to the Sellers, any of the Buyer Parties becomes insolvent, is unable to, or shall admit inability to pay its debts as they fall due; stops payment to creditors generally; disposes or threatens to dispose of all or a substantial part of its assets; proposes or takes any action for readjustment, rescheduling, deferral or a moratorium of all or part of his/her/its debts; proposes or enters into any composition, arrangements with or any assignment for the benefit of its creditors generally;

(f)	prior to or within 90 days following payment of the Settlement Sum to the Sellers, a distress, attachment, execution or other legal process is levied, enforced or sued out on or against all or any part of the assets of any of the Buyer Parties;

(g)	all necessary consent, approval and authorisation of any governmental and/or regulatory authorities thereof required for or in connection with the execution, delivery, performance, legality, validity, enforceabililty or admissibility in evidence of this Deed is revoked or withheld or materially modified or otherwise ceases to be in full force and effect;

(h)	this Deed ceases to be in full force and effect or the validity or enforceability thereof or any indebtedness or any other obligation of any of the Buyer Parties or other obligor hereunder or thereunder is disaffirmed by or on behalf of any of the Buyer Parties or such obligor;

(i)	any step is taken by any person for the winding-up, liquidation, dissolution or bankruptcy of any of the Buyer Parties;

(j)	any action or proceeding of or before any court or authority shall be commenced (and not withdrawn or dismissed within a period of twenty-one (21) days after its commencement) to enjoin or restrain the performance of and compliance with any obligations expressed to be assumed by any of the Buyer Parties in this Deed or in any event to question the right and power of any of the Buyer Parties to enter into, exercise its rights under and perform and comply with any obligations expressed to be assumed by any of them in this Deed or the legality, validity and enforceability of this Deed ; or

(k)	it is or will become unlawful for any of the Buyer Parties to perform or comply with any one or more of its obligations under this Deed.

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5.2	The Buyer Parties shall immediately notify Listco and the Sellers forthwith in writing of any occurrence of an Event of Default.

5.3	In each and every case that an Event of Default occurs, Listco and the Sellers shall be remitted to and be entitled to forthwith exercise and enforce against the Buyer Party(ies) and their respective assets in respect of the Outstanding Amount and any interest accrued thereon and/or any outstanding balance thereof together all such rights and remedies as Listco and/or the Sellers would have been entitled to exercise as if this Deed had never been entered into.

6.	GENERAL warranties and undertaking

6.1	Each of the Parties hereby irrevocably warrants to each other that:-

(A)	it has full power, authority and legal capacity to enter into and execute this Deed, and to perform the obligations herein provided;

(B)	the execution and performance of this Deed does not contravene any agreement to which it is a party; and

(C)	this Deed shall be binding in all respects on its successors and assigns.

6.2	Each of the Parties undertakes to the other parties that it shall not describe or in any way hold itself out as being the agent of the other parties, and shall not allow its affiliates to do so. Each of the Parties further declares and warrants that it shall in no circumstances have any power to enter into any transaction on behalf of or in any other way to bind the other Parties.

6.3	Each of the Buyer Parties hereby irrevocably covenants with, warrants and undertakes to the Listco and the Sellers that any obligation to be performed hereunder by the Buyer Parties shall be deemed to be an obligation imposed on and an agreement made by each of Buyer Parties jointly and severally.

7.	NOTICES

Any notice required to be given under this Deed shall be in English and in writing, and shall be taken as duly served if left at or sent by registered or recorded delivery post to the addressee thereof, at its address first before stated or at such other address as may have been last notified in writing by or on behalf of any such party to the other party or parties to this Deed. Any such notice shall be deemed to be served at the time when such notice is left at the address of the party to be served and, if served by post, on the fifth (5) day (not including a Sunday or public holiday) next following the day of posting.

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8.	INDEMNITY FOR BREACH

Each of the Buyer Parties hereby indemnifies, and shall keep indemnified, each of members of the Listco Group against all costs and damages (including their entire legal expenses) howsoever incurred, due to its failure to perform any of its obligations pursuant to this Deed.

9.	COSTS AND EXPENSES

All costs and expenses, including, but not limited to, fees and disbursements of legal advisors, counsel, financial advisors and/or accountants engaged by Listco and the Sellers, incurred in connection with the preparation and negotiation of this Deed and incurred by the Listco Group in connection with the Arbitration Proceedings and issuing the Statutory Demands and the Default Notice, agreed at HK$850,000 shall be borne solely by the Buyer Parties to be paid to Listco and the Sellers within 7 days upon signing hereof.

10.	general provisions

10.1	Each party agrees to perform (or procure the performance of) all further acts and things, and to execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary or reasonably desirable to implement and/or give effect to this Deed.

10.2	This Deed constitutes the entire agreement between the parties with respect to the subject matter of this Deed and supersedes and extinguishes any representations, warranties, agreements, understandings and negotiations previously given or made other than those contained in this Deed. It is agreed that no party has entered into this Deed in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this Deed.

10.3	If any particular provision or part of this Deed shall be held to be invalid or unenforceable, then such provision shall (so far as invalid or unenforceable) be given no effect and shall be deemed not to form part of this Deed but without invalidating any of the remaining provisions of this Deed. The parties agree that they shall use all reasonable endeavours to replace any invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

10.4	This Deed may be executed in any number of counterparts, all of which taken together are deemed to constitute one and the same document. Satisfactory evidence of execution of this Deed will include evidence by facsimile of execution by the relevant party and in such case the executing party undertakes to produce the original as soon as reasonably practicable thereafter.

10.5	Nothing in this Deed shall preclude a Party’s right to bring proceedings for the enforcement of the terms of this Deed.

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10.6	Without prejudice to a party’s right to claim damages for any breach or non-compliance of this Deed, it is agreed that the terms of this Deed shall be specifically enforceable.

10.7	The execution and performance of this Deed is not, and shall not be construed as, any admission of any liability, validity or quantum on the part of any party.

10.8	Time shall in every respect be of the essence of this Deed but no failure on the part of the Listco Group to exercise, and no delay on its part in exercising any right hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right under this Deed by the Listco Group preclude any other or further exercise of it or the exercise of any other right or prejudice or affect any right against any the Buyer Parties under the same liability, whether joint, several or otherwise. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

11.	Governing Law and jurisdiction

This Deed shall be governed by and construed and take effect in accordance with the laws of Hong Kong. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong for the determination of any question, dispute, suit, action or proceedings arising out of or in connection with this Deed.

12.	PROCESS AGENT

Each of the Buyer Parties hereby confirms that it has appointed Mr. Lawrence Lo of Room 1307, Tower 1, Lippo Centre, No. 89 Queensway, Admiralty, Hong Kong as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other legal process in Hong Kong. If for any reason the agent named above or (its successor) no longer serves as agent of the Buyers Parties for this purpose, the Buyer Parties shall promptly appoint a successor agent and notify the Listco Group, failing which the Listco Group shall be entitled to treat the last known agent as valid. Each of the Buyer Parties hereby agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Buyer Parties.

IN WITNESS whereof, the parties hereof have duly executed this Deed the day and year first above written.

EXECUTED and DELIVERED as a DEED under the COMMON SEAL of China motion telecom international LIMITED and SIGNED by JI ZU GUANG its Director in the presence of :-	) ) ) ) ) ) )	/s/ Ji Zu Guang

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EXECUTED and DELIVERED as a DEED under the COMMON SEAL of china motion holdings limited and SIGNED by JI ZU GUANG its Director in the presence of :-	) ) ) ) ) ) )	/s/ Ji Zu Guang

EXECUTED and DELIVERED as a DEED under the COMMON SEAL of chinamotion infoservices limited and SIGNED by JI ZU GUANG its Director in the presence of :-	) ) ) ) ) ) )	/s/ Ji Zu Guang

EXECUTED as a DEED and signed by COLIN TAY its President for and on behalf of velatel global communications, inc. in the presence of :-	) ) ) ) ) )	/s/ Colin Tay

EXECUTED as a DEED and SIGNED by COLIN TAY its director for and on behalf of gulfstream capital partners ltd. in the presence of :-	) ) ) ) ) )	/s/ Colin Tay

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